UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2021

Eagle Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36306	20-8179278
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

50 Tice Boulevard, Suite 315 Woodcliff Lake, NJ	07677
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 326-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock (par value $0.001 per share)	EGRX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 19, 2021, Eagle Pharmaceuticals, Inc., or the Company, entered into a license agreement, or the License Agreement, with Combioxin SA, or Combioxin, under which the Company was granted exclusive, worldwide development and commercialization rights to CAL02, a novel first-in-class antitoxin agent ready for Phase 2b/3 development for the treatment of severe pneumonia in combination with traditional antibacterial drugs. The Company will be solely responsible for the development, regulatory, manufacturing and commercialization activities of CAL02. Combioxin will assist the Company in transitioning the manufacturing and supply of CAL02 to the Company.

The Company and Combioxin will establish a joint development committee to review and discuss the overall strategy for the development and regulatory activities of CAL02, oversee the activities under the License Agreement, including with respect to clinical trials and manufacturing activities, and perform such other functions as expressly set forth in the License Agreement or allocated to it by the parties.

The Company will make an upfront cash payment of $10 million as well as up to $105 million in total development and sales milestone payments. In addition, the Company will pay tiered royalty payments at royalty rates ranging in low double digit percentages on the net sales of all products sold, subject to certain adjustments as provided in the License Agreement. The Company is also obligated to make certain payments based upon amounts received by sublicensees under the License Agreement.

The License Agreement will remain in effect, unless terminated earlier, until the last to expire royalty term under the License Agreement. The Company may terminate the License Agreement for convenience, in its entirety or on a country-by-country basis or product-by-product basis, with at least ninety (90) days’ prior written notice at any time prior to the first commercial sale of CAL02, and with at least one hundred eighty (180) days’ prior written notice at any time after the first commercial sale of CAL02. Combioxin may terminate the License Agreement upon failure to achieve certain development milestones as provided in the License Agreement. Each party has the right to terminate the License Agreement for the other party’s material breach of its obligations under the License Agreement, subject to cure rights. Either party may terminate the License Agreement if the other party declares bankruptcy. Upon termination, any license granted by Combioxin to the Company will terminate, provided if the License Agreement is terminated on a country-by-country basis or product-by-product basis, such termination will only apply to the terminated country or terminated product.

The License Agreement includes, among other provisions, representation and warranties, indemnification obligations, confidentiality, publicity, audit and inspection, and intellectual property sharing provisions in favor of each party that are customary for an agreement of this nature.

The foregoing description of the material terms of the License Agreement is qualified in its entirety by reference to the complete text of the License Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

Item 7.01	Regulation FD Disclosure.

On August 25, 2021, the Company issued a press release announcing the Licensing Agreement with Combioxin.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information contained in this Item 7.01, including Exhibit 99.1, is being “furnished” and shall not be deemed filed for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section or Sections 11 and 12 (a)(2) of the Securities Act. The information in this Item 7.01, including Exhibit 99.1, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in such filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release of the Company, dated August 25, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 25, 2021	EAGLE PHARMACEUTICALS, INC.

By:	/s/ Scott Tarriff
Scott Tarriff
Chief Executive Officer